Exhibit 10.28

Ergänzung zum Lizenzvertrag vom 19.Mai/12. Juni 2006 und der Nebenabrede zum Lizenzvertrag vom 19.Mai/12. Juni 2006	**Addendum to The License Agreement dated May 19/June 12, 2006 and The Additional Agreement To License Agreement May19/June 12, 2006**
zwischen	between
Prof. Dr. Dietmar Wolter, Viehkaten 4, 22955 Hoisdorf/DE	Prof. Dr. Dietmar Wolter, Viehkaten 4, 22955 Hoisdorf, Germany
- nachstehend Lizenzgeber genannt -	- hereinafter referred to as the Licensor -
und der Firma	and
K2M, Inc., 751 Miller Drive, SE, Leesburg, VA 20175, USA	K2M, Inc., 751 Miller Drive, SE, Leesburg, VA 20175, USA
vertreten durch ihren Präsidenten	represented by its president
- nachstehend Lizenznehmer genannt –	- hereinafter referred to as the Licensee -

AV2006-495 j4/csc
08-02-08

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Präambel	Preamble
Prof. Dr. Wolter und K2M, LLC. (jetzt K2M, Inc.) haben am 19.Mai /12. Juni 2006 einen Lizenzvertrag und eine Nebenabrede zum Lizenzvertrag geschlossen.	WHEREAS, Prof. Dr. Wolter and K2M, LLC. (now K2M, Inc.) concluded the License Agreement and the Additional Agreement to the License Agreement on May 19/June 12, 2006.
Aufgrund der guten Geschäftsbeziehung haben sich die Parteien darüber geeinigt, dass	WHEREAS, the relationship between the parties has progressed well so that the parties agree that
• der Gegenstand der Lizenz, wie in § 1(1) und § 3 des Lizenzvertrages definiert, auf alle rückgrat- und okzipitalbezogenen Anwendungen erweitert wird;	• the field of the license, as defined in Secs. 1(1) and 3 of the License Agreement, shall extend to all spine and occipital applications;
• soweit die Voraussetzungen dieser Vereinbarung erfüllt sind, für die Vereinigten Staaten eine ausschließliche Lizenz erteilt wird. Prof. Wolters bestehende nicht-ausschließliche Verträge, welche die Wirbelsäule zum Gegenstand haben, werden durch die vorliegende Vereinbarung nicht verletzt. Es handelt sich um Verträge mit den Firmen Litos (Deutschland), IQL (Biomed Spanien), ITS (öterreich), Hofer (öterreich) und Königsee Implantate GmbH (Germany);	• subject to fulfilment of the terms and conditions of this Agreement, the license granted for the United States shall be an exclusive license. Prof. Wolter's existing non-exclusive agreements regarding the spine shall not be violated by the present Agreement. These are agreements with Litos (Germany), IQL (Biomed Spain), ITS (Austria), Hofer (Austria) and Königsee Implantate GmbH (Germany);

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• der Abschluss eines gesonderten Liefervertrages zwischen K2M, Inc. und Litos GmbH & Co. KG die zwingende Voraussetzung für die Gewährung der ausschließlichen Lizenz für die USA darstellt. Dies vorausgeschickt haben sich die Parteien darüber verständigt, den Lizenzvertrag und die Nebenabrede hierzu wie folgt zu modifizieren:	• the conclusion of a separate supply agreement between K2M, Inc. and Litos GmbH & Co. KG shall be an imperative condition for the grant of an exclusive license for the USA. Based on the above, the parties agree to revise the License Agreement and Additional Agreement to the License Agreement as follows:
Zu § 1 Begriffsbestimmung Der Begriff "Lizenzgegenstände", wie in § 1(1) des Lizenzvertrages definiert, soll folgende Bedeutung haben: Die in den Patentanmeldungen und Patenten der Anlage I des Lizenzvertrages beschriebenen winkelstabilen Systeme, die als Implantate zur Stabilisierung der gesamten Wirbelsäule einschließlich der okzipitalen Anwendung dienen.	**On Sec. 1 Definition** The term "Licensed Objects" as defined in Sec. 1(1) of the License Agreement shall have the following meaning: The angle-stable systems described in the patent applications and patents in Appendix I of the License Agreement, which as implants contribute to the stabilization of the entire spine including occipital application.
Zu § 2 Art der Lizenz (1) LG räumt hiermit LN zusätzlich zum existierenden Lizenzvertrag vom 19. Mai/12. Juni 2006 eine einfache, weltweite Lizenz, außer für Deutschland, für die Herstellung, den Vertrieb, den Gebrauch und das Anbieten der Lizenzgegenstände sowie die Nutzung des	**On Sec. 2 License Type** (1) The Licensor hereby grants in addition to the existing license agreement dated May 19/June 12, 2006 to the Licensee a non-exclusive world-wide license outside the United States, excluding Germany, and an exclusive license for the United States, for

Know-how ein. Bestehende Verträge, wie in der Präambel aufgeführt, bleiben unberührt. Insbesondere wird der LG keine Verträge die Wirbelsäule betreffend, mit den Firmen SYNTHES, Smith & Nephew und STRYKER abschließen.

the production, sale, use and offer of Licensed Objects and the use of the know-how. Existing agreements, as listed in the Preamble, shall not be affected by this. In particular, Licensor shall not enter into any agreements regarding the spine with SYNTHES, Smith & Nephew or STRYKER.

(2) Vorbehaltlich der dem Lizenznehmer für die USA eingeräumten ausschließlichen Lizenz ist der Lizenzgeber berechtigt, die Lizenzgegenstände ohne Beschränkung weltweit selbst oder durch Litos herzustellen oder und zu verkaufen sowie Dritten nicht- ausschließliche Lizenzen für all jene Länder zu erteilen, in denen der Lizenznehmer keine ausschließliche Lizenz hat.

(2) Subject to Licensee’s exclusive rights in the United States, the Licensor is authorized to produce and sell Licensed Objects world-wide without any restrictions on his own or through the company Litos as well as to grant non-exclusive licenses to third-parties for all countries where Licensee has no exclusive license.

(3) LG verpflichtet sich, falls Dritten günstigere Bedingungen eingeräumt werden, diese auch dem LN einzuräumen und den LN unverzüglich davon in Kenntnis zu setzen. Dies gilt nicht für die mit der Firma Litos bereits getroffenen Vereinbarungen.

(3) The Licensor is obligated, if more favorable conditions are granted to third parties, to also grant these to the Licensee and to immediately inform the Licensee of this. This does not apply to the agreements already concluded with the company Litos.

(4) Ungeachtet der Regelung in § 2(1) und § 2(2) wird für die USA eine ausschließliche Lizenz erteilt. LG ist berechtigt, die ausschließliche Lizenz für die USA in eine nichtausschließliche Lizenz umzuwandeln,

(4) Notwithstanding the above provisions in Sec. 2(1) and Sec. 2(2), the license for the United States shall be an exclusive license. Licensor shall be entitled to convert the exclusive United States license into a non-

wenn LN während der Laufzeit oder der Verlängerungen der Laufzeit(en) des Liefervertrages mit Litos nicht die im Liefervertrag in Ziffer 5(1) festgelegten Bestellungen macht und Litos bereit und in der Lage ist, Produkte gemäß des Liefervertrages zu liefern. Dieses Recht kann nur schriftlich in dem ersten Kalendervierteljahr ausgeübt werden, das auf das Kalenderjahr folgt, in dem der Lizenznehmer die im Liefervertrag festgelegten Bestellmengen von K2M nicht erreicht. Das Recht des LG, die ausschließliche Lizenz für die USA in eine nichtausschließliche Lizenz umzuwandeln endet mit dem Verkauf/der Übertragung der Mehrheitsverhältnisse bei Litos exclusive license if Licensee does not place order amounts during the term of the Supply Agreement with Litos or any extensions thereof, as set out in Sec. 5(1) of the Supply Agreement and Litos is willing and able to supply Products in accordance with the Supply Agreement. This right can only be exercised in writing in the first calendar quarter immediately subsequent to that calendar year in which Licensee fails to place the required order amounts in conformance with the Supply Agreement. Licensor’s right to convert the exclusive United States License into a non-exclusive license shall terminate upon a sale of a controlling interest in Litos.

Zu § 3 Gegenstand der Lizenz

On Sec. 3 Subject Matter of the License

Die Lizenz erstreckt sich ausschließlich auf die von den vertragsgegenständlichen Patentrechten erfassten Implantate für die Wirbelsäule und okzipitalbezogene Anwendungen.

The license is limited exclusively to the implants covered by the Contractual Patent Rights for spine and occipital applications.

Zu § 6 (1) Verbesserungen des lizenzierten Gegenstandes

On Sec. 6(1) Improvements to the Licensed Object

(1) LG verpflichtet sich, LN in einem den §§ 2 und 3 entsprechenden Umfang Lizenzen an von ihm an den lizenzierten Gegenständen vorgenommenen Verbesserungen einzuräumen. Dies führt nicht zu einer Erhöhung der Lizenzgebühren.

(1) The Licensor is obligated to grant to the Licensee licenses in a scope in accordance with Secs. 2 and 3 for improvements to the Licensed Objects undertaken by the Licensee. This will not result in an increase in the license fees.

Zu § 21 Schlussbestimmungen

On Sec. 21 Final Clauses

(1) LG gewährleistet und garantiert, dass er das unbeschränkte Recht und die Ermächtigung hat diesen Vertrag abzuschließen, und dass er keine Kenntnis irgendwelcher Hindernisse hat, die ihn in irgend einer Weise an der vollständigen Erfüllung aller durch diese Vereinbarung oder den Lizenzvertrag auferlegter Bedingungen und Konditionen hindert.

(1) Licensor warrants and represents that it has the full right and authority to enter into this Agreement and that it is not aware of any impediment which could inhibit in any way its ability to fully perform all terms and conditions imposed thereupon by this Agreement and/or the License Agreement.

(2) In allen anderen Punkten bleibt der Lizenzvertrag unverändert.

(2) In all other respects the License Agreement remains unchanged.

Hoisdorf, den 20.2.08

Leesburg, 2-22-2008

/s/ Dr. Dietmar Wolter

Prof. Dr. Dietmar Wolter

[ILLEGIBLE]

K2M, Inc.